Exhibit (h)(2)

Amendment No. 1 to Services Agreement

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of December 21, 2021 (the “Amendment Effective Date”):

Term	Means
“Existing Agreement”	The Services Agreement between SS&C ALPS and Fund dated October 16, 2021, as amended or restated from time to time
“SS&C ALPS”	ALPS Fund Services, Inc.
“Fund”	MassMutual Premier Funds and MassMutual Advantage Funds on behalf of their respective series listed on Schedule B of the Existing Agreement, each referred to as the “Fund” for purposes of this Amendment

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		MassMutual Premier Funds

By:	/s/ Kenneth Fullerton	By:	/s/ Renee Hitchcock

Name:	Kenneth Fullerton	Name:	Renee Hitchcock

Title:	Authorized Representative	Title:	CFO and Treasurer

MassMutual Advantage Funds

By:	/s/ Renee Hitchcock

Name:	Renee Hitchcock

Title:	CFO and Treasurer

Schedule A to this Amendment

The Existing Agreement is amended as of the Amendment Effective Date as follows:

1.	MFPSII Services are added to Section B of Schedule A to the Existing Agreement under a new heading entitled “SS&C ALPS Transfer Agency and Related Services”:

MFPSII Services

•	Work directly with DTCC to establish MFPSII service
-	Initial setup of all fund classes, fund portfolios, and individual CUSIPs in the MFSPII Database, including fund information, minimums, fees, expenses, loads (if applicable), fund type, dividend information, blue sky eligibility, LOI rules, CDSC setup, etc.
-	Monitor all prospectus updates to ensure ongoing accuracy with above items
-	Setup of new funds/classes/CUSIPs that are launched by a fund and updating of above items
-	Fielding questions from broker/dealers
-	Ongoing accuracy review
-	Direct contact with DTCC on any escalated issues

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.
3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.
4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.